Exhibit 99.1

For Immediate Release
CONTACTS:
Elixir Gaming Technologies	Investors
Traci Mangini	Richard Land, Dave Jacoby
SVP, Corporate Finance	Jaffoni & Collins Incorporated
702/617-4741	212/835-8500; egt@jcir.com

ELIXIR GAMING TECHNOLOGIES APPOINTS CLARENCE CHUNG INTERIM CEO

Las Vegas, Nevada – October 1, 2008 - Elixir Gaming Technologies, Inc. (AMEX:EGT) (“Elixir Gaming” or “the Company”), a leading technology and solutions provider to the Pan-Asian gaming industry, announced today that its Board of Directors has appointed Clarence Chung, the Chairman of the Company’s Board of Directors, as Interim Chief Executive Officer, effective immediately. Mr. Chung replaces Gordon Yuen, who is resigning as Chief Executive Officer and as a member of the board for health reasons. The Board of Directors is engaged in a search for a permanent replacement.

Mr. Chung has been a director of Elixir Gaming since October 2007 and served as the Company’s Chairman of the Board of Directors since August 2008. Mr. Chung has been an executive director of Melco International Development Ltd. (“Melco”) since May 2006 and Melco’s Chief Operating Officer since July 2006. Mr. Chung joined Melco in December 2003 and assumed the role of the Chief Financial Officer. Prior to joining Melco, he was the Chief Financial Officer at Megavillage Group, an investment banker at Lazard managing an Asian alternative investment fund, a Vice President at Pacific Century Group, and a qualified accountant with Arthur Andersen. Mr. Chung is also a Director of Melco Crown Entertainment Limited (Nasdaq: MPEL). Mr. Chung earned a Masters Degree in Business Administration from the Kellogg School of Management at Northwestern University and is a member of the Hong Kong Institute of Certified Public Accountants and the Institute of Chartered Accountants in England and Wales.

Mr. Chung commented, “The Company appreciates all of Gordon’s efforts in developing and initiating Elixir Gaming’s new business model in mid-2007. We wish Gordon good health and a swift recovery.”

Mr. Yuen noted, “It is with sadness that I must step down from my roles at Elixir Gaming. However, I remain confident in the management team’s ability to continue to execute on initiatives that will drive ongoing operating improvements and long-term shareholder value.”

Mr. Chung added, “We remain focused on ongoing strategic initiatives that will optimize revenue from our existing gaming machine installed base, as well as utilizing existing machine inventory

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Elixir Gaming Names Clarence Chung Interim CEO, 10/01/2008

for measured growth with selective operators. In addition, we have made progress on reducing our overall cost structure and continue to identify further expense reductions that can be effected in the coming quarters.”

About Elixir Gaming Technologies, Inc.

Elixir Gaming Technologies, Inc. (AMEX:EGT) is an innovator of gaming technology solutions. Elixir Gaming secures long-term contracts to provide comprehensive turn-key solutions to 3, 4, and 5 star hotels and other well-located venues throughout Asia that seek to offer casino gaming products. Elixir Gaming retains ownership of the gaming machines and systems and receives recurring daily fees that average in excess of 20% of the net gaming win per machine and provides on-site maintenance. The Company has established a strategic presence in the Asia Pacific region with participation contracts in the Philippines, Cambodia, Vietnam, and other Asian markets. For more information please visit www.elixirgaming.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Elixir Gaming, Elixir Group and Elixir International within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the business relationship between Elixir Gaming, Elixir International, including the recurring revenue that may develop from the relationship with Elixir International, and the Elixir Gaming’s expectations for future revenue. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to Elixir International’s inability to place gaming machines at significant levels, risks related to whether the gaming machines placed generate the expected amount of net-win and risks related to the ability of Elixir Gaming to collect revenue and protect its assets and those other risks set forth in Elixir Gaming’s annual report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 31, 2008 and our Form 10-Q for the three months ended June 30, 2008 filed with the SEC on August 14, 2008. Elixir Gaming cautions readers not to place undue reliance on any forward-looking statements. Elixir Gaming does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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